  Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock of

Security Land & Development Corporation

at $1.57 Net Per Share by

AB Value Partners, LP and AB Opportunity Fund, LLC

Dated April 7, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

AB Value Partners, LP, a Delaware limited partnership (“ABVP”), and AB Opportunity Fund, LLC, a Delaware limited liability company (“ABOF” and, together with ABVP, “Purchasers”), seek to acquire all of the outstanding shares of common stock, $0.10 par value per share (the “Shares”), in Security Land & Development Corporation, a Georgia corporation, at a purchase price of $1.57 per Share (the “Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in Purchasers’ Offer to Purchase, dated April 7, 2017 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal”), as each may be supplemented or amended from time to time (which together constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.
Offer to Purchase, dated April 7, 2017;

2.
Letter of Transmittal, including a Form W-9, for your use and for the information of your clients;

3.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients instructions with regard to the Offer;

4.
Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer; and

5.
Return envelope addressed to Direct Transfer LLC, attn.: Corporate Actions, 500 Permiter Park Drive, Suite D, Morrisville, NC 27560

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 9, 2017 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.  SHARES TENDERED UNDER THE OFFER MAY BE WITHDRAWN AT ANY TIME ON OR BEFORE THE EXPIRATION DATE AND, UNLESS THERETOFORE ACCEPTED FOR PAYMENT AS PROVIDED HEREIN, MAY ALSO BE WITHDRAWN AT ANY TIME PRIOR TO ACCEPTANCE FOR PAYMENT.

Purchasers will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.  Purchasers will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  Purchasers will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an agent’s message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by Purchasers by 5:00 p.m., New York City Time, on May 9, 2017.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Purchasers at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

AB Value Partners, LP
AB Opportunity Fund, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF ABVP OR ABOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ABVP OR ABOF IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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